                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   01  )*
                                         ------

                           Helene Curtis Industries
                     ----------------------------------
                              (Name of Issuer)

                             Class A Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                423-236-108
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 423-236-108               13G                 Page     of     Pages
          -----------                                        ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Fisher Investments, Inc.  94-3029777
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Fisher Investments was organized and incorporated
     in the State of California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 N/A
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

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CUSIP No. 423-236-108                 13G                 Page     of     Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Kenneth L. Fisher ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                 0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 N/A
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 8 pages

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                                 Schedule 13G/A
                           For Holdings as of 12/31/96

ITEM 1
     1a)  NAME OF  ISSUER
          Helene Curtis Industries
     1b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          None

ITEM 2
     2a)  NAME OF PERSON FILING
          a. Fisher Investments, Inc.
          b. Kenneth L. Fisher
     2b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE
          a. 13100 Skyline Blvd.
             Woodside, CA 94062
          b. 13100 Skyline Blvd.
             Woodside, CA 94062
     2c)  CITIZENSHIP
          a. Fisher Investments, Inc. was incorporated and organized in the state of California
          b. Kenneth L. Fisher: United States
     2d)  TITLE OF CLASS OF SECURITIES
          There is no title of class of security purchased. Security is registered as class A common stock
     2e)  CUSIP NUMBER
          423-236-108

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B),
          CHECK WHETHER THE PERSON                     FILING IS A:
          (e) Investment Adviser registered under section 203 of the Investment Act of 1940

ITEM 4    OWNERSHIP
     4a)  AMOUNT BENEFICIALLY OWNED
          0
     4b)  PERCENT OF CLASS
          0
     4c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
          a)  Fisher Investments, Inc.
              (i)   SOLE POWER TO VOTE OR TO DIRECT  THE VOTE: 0
              (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0
              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0
              (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0
          b)  Kenneth L. Fisher
              (i)   SOLE POWER TO VOTE OR TO DIRECT  THE VOTE: 0
              (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0
              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0
              (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0

ITEM 5    OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS
          (X) This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          N/A

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ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          N/A


ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          N/A
ITEM 9    NOTICE OF DISSOLUTION OF GROUP
          N/A

ITEM 10   CERTIFICATION
     By signing below I certify that, to the best of knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Fisher Investments, Inc.

                                        By:
                                           -----------------------------------
                                        Kenneth L. Fisher
                                        Chairman and CEO